                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        HEALTHDYNE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                                                                     Exhibit 52



                                                  HEALTHDYNE TECHNOLOGIES, INC.
                                                     CONTACT: M. WAYNE BOYLSTON
                                                                 (770) 499-1212

HEALTHDYNE TECHNOLOGIES TO EXPLORE
ALTERNATIVES TO INVACARE OFFER

FOR IMMEDIATE RELEASE


     Marietta, Georgia, June 23, 1997 __ Healthdyne Technologies, Inc. (Nasdaq:
HDTC) announced today that its Board of Directors, while reaffirming its decision not to sell or merge the Company, instructed the Company's management and financial advisors to explore alternatives to the offer of Invacare Corporation, including a possible merger or acquisition of Healthdyne Technologies with or by another party and possible transactions employing leverage to deliver value to shareholders.


     Parker H. Petit, Chairman of the Board, stated, "While the Board has not made any decision to pursue any particular alternative, we believe it is prudent to talk with third parties to find out what the alternatives are. Of course, there can be no assurance that any transaction will be proposed or consummated."

     Mr. Petit also sent the following letter to A. Malachi Mixon, III, Invacare's Chairman:

                                                              June 23, 1997

A. Malachi Mixon, III
Chairman of the Board and
 Chief Executive Officer
Invacare Corporation
899 Cleveland Street
Elyria, Ohio 44056

Dear Mr. Mixon:

          I am writing in response to the request made in your letter of May 21, 1997, that Invacare be included in any discussions with third parties undertaken by Healthdyne regarding a potential acquisition or strategic combination involving Healthdyne.

          As you may know, Healthdyne's Board of Directors has reaffirmed its decision not to sell or merge Healthdyne. Nonetheless, in the interest of exploring all alternatives to Invacare's latest grossly inadequate offer, Healthdyne's Board instructed management to talk with third parties which have expressed or may have an interest in a potential transaction with Healthdyne.

          We are willing to include Invacare in this process and furnish to Invacare the same non-public information concerning Healthdyne as we may furnish to such third parties, provided that Invacare agrees to abide by the same conditions being asked of such third parties. Specifically, Invacare would be required to withdraw its tender offer, stop soliciting proxies, and sign a confidentiality agreement which would include customary standstill provisions. Of course, if Healthdyne's Board determines to sell the Company to the highest bidder, Invacare would be invited to make a proposal to the Board, which the Board would consider along with any other proposals we have received.

          Healthdyne is not prepared to furnish non-public information to Invacare while Invacare is pursuing its tender offer and soliciting proxies, as Invacare would then have a legal duty to publicly disclose such information in its tender offer and proxy soliciting material. We believe that such disclosure, without any assurance that Healthdyne's shareholders would benefit by receiving a

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



higher offer from Invacare fully reflective of the true value of Healthdyne, would not be in the best interests of our shareholders.

          We believe that the conditions set forth in this letter will establish an orderly process and a "level playing field" that will enable Healthdyne to fully explore alternatives to Invacare's offer and enable Invacare to participate in the process if it is willing to play by the rules.

          If you are interested in proceeding on this basis, please let me know.

                                                      Sincerely,

                                                      /s/ Parker H. Petit
                                                      -------------------
                                                      Parker H. Petit
                                                      Chairman of the Board


         Healthdyne Technologies designs, manufactures and markets technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.

                            PARTICIPANT INFORMATION

          In addition to Healthdyne Technologies, other partici- pants in any proxy solicitation by Healthdyne Technologies in connection with its 1997 annual meeting may include the following directors and executive officers of Healthdyne Technologies: Parker H. Petit, Chairman of the Board; Craig B. Reynolds, President, Chief Executive Officer and Director; J. Terry Dewberry, Director; Alexander H. Lorch, Director; J. Leland Strange, Director; James J. Wellman, M.D., Director; J. Paul Yokubinas, Director; Robert M. Johnson, Senior Vice President-Business Development; John

L. Miclot, Senior Vice President-Sales and Marketing; Robert E. Tucker, Senior Vice President-Operations; M. Wayne Boylston, Vice President-Finance, Chief Financial Officer and Treasurer; Leslie R. Jones, Vice President, General Counsel and Secretary; and Jeffrey A. North, Corporate Controller. The above-referenced individuals beneficially own an aggregate of 1,593,092 shares of Healthdyne Technologies' common stock (including shares underlying vested options). Healthdyne Technologies has retained Morrow & Co., Inc. to act as information agent and proxy solicitor in connection with the Invacare offer for customary fees. Although Cowen & Company ("Cowen"), which is acting as financial advisor to Healthdyne Technologies in connection with the Invacare offer, does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Cowen may assist Healthdyne Technologies in such a solicitation: Robert D. Valdez (Managing Director) and Edward M. Brown (Managing Director). Cowen will receive customary financial advisor fees, reimbursement and indemnification from Healthdyne Technologies in connection with the Invacare offer. Cowen will not receive any additional fee for or in connection with assisting in any solicitation of proxies. Cowen engages in a full range of investment banking, research, sales, trading, market-making, brokerage, asset management and correspondent clearing services for institutional and individual clients. In the ordinary course of its business, Cowen maintains customary arrangements and effects transactions in the securities of Healthdyne Technologies for the accounts of its customers. As a result of its engagement by Healthdyne Technologies, Cowen has restricted its proprietary trading in the securities of Healthdyne Technologies (although it may still execute trades for customers on an unsolicited agency basis).


                                * * * * * * * *


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